EXHIBIT 21

PHILLIPS-VAN HEUSEN SUBSIDIARIES

The following table lists all of the subsidiaries of Phillips-Van Heusen Corporation and the jurisdiction of incorporation of each subsidiary. Each subsidiary does business under its corporate name indicated in the table.

Name	State or Other Jurisdiction of Incorporation

BassNet, Inc.	Delaware
Calvin Klein, Inc.	New York
Camisas Modernas, S.A.	Guatemala
C.A.T. Industrial, S.A. de C.V.	Honduras
CD Group Inc.	Delaware
CK Service Corp.	Delaware
Cluett, Peabody & Co., Inc.	Delaware
Cluett Peabody Resources Corporation	Delaware
GHB (Far East) Ltd.	Hong Kong
izod.com inc.	Delaware
Phillips-Van Heusen Canada, Inc.	Canada
Phillips-Van Heusen (Far East) Ltd.	Hong Kong
Phillips-Van Heusen Puerto Rico LLC	Delaware
PVH Europe, Inc.	Delaware
PVH Foreign Holdings Corp.	Delaware
PVH Limited	United Kingdom
PVH Puerto Rico, Inc.	Delaware
PVH Realty Corp.	Delaware
PVH Retail Stores, Inc.	Delaware
PVH Superba/Insignia Neckwear, Inc.	Delaware
PVH Superba Retail Management Corp.	Delaware
PVH Wholesale Corp.	Delaware
PVH Wholesale New Jersey, Inc.	Delaware

April 2, 2008